UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2008

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of principal executive offices) (Zip Code)

(614) 757-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On August 5, 2008, the Human Resources and Compensation Committee (the “Committee”) of Cardinal Health, Inc.’s (the “Company’s”) Board of Directors approved the following payouts of fiscal 2008 annual incentive compensation under the Cardinal Health, Inc. Amended and Restated Management Incentive Plan, as amended (the “MIP”), to named executives:

Name	Fiscal 2008 Annual Incentive Compensation
R. Kerry Clark Chairman and Chief Executive Officer	$691,804

Jeffrey W. Henderson Chief Financial Officer	$208,689

Robert D. Walter Former Executive Director and Former Executive Chairman of the Board	$416,883

David L. Schlotterbeck Vice Chairman of Cardinal Health and Chief Executive Officer, Clinical and Medical Products	$556,127

In August 2007, the Committee established performance goals under the MIP for fiscal 2008 based upon the achievement of a specified level of growth in net operating profit after tax (“NOPAT”) and return on tangible capital (“ROTC”). A named executive could receive a cash award of 0-200% of the executive’s annual incentive target, with a threshold cash award level of 60% if a minimum level of both NOPAT and ROTC was obtained. The Committee established a schedule of potential cash award percentages based upon achievement of varying NOPAT and ROTC levels. For performance below the 60% threshold, any awards were at the discretion of the Committee.

For fiscal 2008, the Company did not achieve the minimum performance goals with respect to either NOPAT or ROTC, but satisfied the overall company performance criterion of a specified level of return on equity. The Committee exercised discretion to determine the amount of each named executive’s annual incentive compensation based on a consideration of the overall consolidated performance of the Company and, as applicable, the performance of the businesses with which the executive was most closely associated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: August 11, 2008	By:	/s/ Ivan K. Fong
	Name:	Ivan K. Fong
	Title:	Chief Legal Officer and Secretary